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The Committee of Concerned Luby's Shareholders
P. O. Box 6983
Tyler, Texas 75711
800/657-2286

November __, 2000

Dear Fellow Shareholders of Luby's, Inc.:

     As shareholders of Luby's, Inc. ("Luby's"), we have become dissatisfied with the performance of Luby's in recent years and have formed The Committee of Concerned Luby's Shareholders ("Committee") to nominate five (5) persons for election as Directors of Luby's. In the Committee's opinion, the financial performance, operating policies and corporate governance practices of Luby's reflect entrenched Directors and that Luby's needs new blood at the most senior level. The Committee believes that the experience of its Nominees will help revitalize Luby's. We have nominated: (1) Elisse Jones Freeman; (2) Herbert Leslie ("Les") Greenberg; (3) Thomas C. Palmer; (4) Davis W. Simpson; and (5) William P. Snyder. The Committee needs you to vote for its Director nominees.

     The Committee is seeking your support because it believes that Luby's is a company in some trouble.

     In 1997, the Board of Directors ("BOD") of Luby's, knowing that Luby's faced fierce competition in the food service industry, hired Mr. Barry J.C. Parker ("Parker"), a person with NO prior working experience in the food service industry, as the President and Chief Executive Officer of Luby's for a period of three (3) years. From 1989 to June 1996, Mr. Parker was employed as the Chairman of the Board, Chief Operating Officer and President of County Seat Stores, Inc., an apparel retailer which filed for bankruptcy protection in October 1996. Mr. Parker caused Luby's to embark upon a "strategic plan" which, among other concerns of the Committee, deviated from the long standing tradition of serving food "made-from-scratch" and the "60/40" incentive plan whereby Unit Managers were compensated based upon a percentage of the respective Unit's profits.

     The Committee believes that the aforesaid deviations have caused a substantial deterioration to the financial condition of Luby's and to the market price of its stock. Sales and net profits at Luby's have substantially declined. Further, Luby's has substantially increased its level of long-term debt and associated interest expense. Dividends have recently been cut in half. In October 2000, the market price of Luby's stock sunk to $4-5/16, down from its all time high of $25-7/8 in 1993 and $21-1/8 on October 3, 1997. The market capitalization of Luby's has decreased approximately $1/3 billion since October 3, 1997.


     In spite of the aforesaid results, the BOD extended Mr. Parker's employment contract. On September 25, 2000, he "tendered his resignation ... subject to finalizing a separation agreement."

   SHAREHOLDERS NEED THEIR OWN "WATCHDOGS" TO MIND THE STORE
         AND TO MAKE SURE THAT THEIR CONCERNS ARE HEARD

     The Committee believes that the success of any company is based upon the performance of its top executive officers and that close scrutiny of their performance is required by the BOD. The Committee believes that the BOD rewarded Mr. Parker in the face of negative financial results, let questionable spending go unchecked and has a history of permitting conflicts of interest. The Committee believes that the BOD should be accountable for its acts. Further, the Committee believes that the input of independent Directors is essential for the improvement of corporate governance and financial results.

     To this end, the Committee proposes the following:

     [X] Vote FOR our Nominees: Elisse Jones Freeman; Herbert Leslie ("Les") Greenberg; Thomas C. Palmer, Davis W. Simpson and William P. Snyder (Item 1). (If three Director positions are subject to election, the nominations of Mrs. Freeman and Mr. ___ shall be withdrawn. If four Director positions are subject to election, the nomination of Mrs. Freeman shall be withdrawn.)

     [X] Vote FOR Shareholder Proposal (Item 2), a resolution requesting that the BOD provide for the annual election of all Directors and that the BOD be declassified.

     [X] Vote FOR Shareholder Proposal (Item 3), a resolution requesting that the Cash Incentive Bonus Plan be amended so that bonuses only be paid to the CEO in those years where the prior year's financial performance has been exceeded.

     [X] Vote FOR Shareholder Proposal (Item 4), a resolution requesting that the Corporate Governance Guidelines be amended to provide any Director with the unfettered right to have items he/she submits for discussion at BOD meetings placed upon the meeting's agenda.

     [X] Vote FOR Shareholder Proposal (Item 5), a resolution requesting the removal of all anti-takeover defenses.

     Shareholders are urged to attend the Annual Meeting in person.
If you are unable to attend in person and wish to have your shares voted, please sign and date the enclosed BLUE proxy card and return it by mail or fax as promptly as possible. IF YOU VOTE FOR US, PLEASE DO NOT USE THE WHITE PROXY CARD OF LUBY'S AS IT WOULD REVOKE YOUR VOTE FOR US.

Sincerely,

The Committee of Concerned Luby's Shareholders

By: HERBERT LESLIE("LES")GREENBERG
    HERBERT LESLIE("LES")GREENBERG

     PLEASE PROMPTLY SIGN, DATE AND RETURN BY MAIL OR
                FAX THE ENCLOSED PROXY CARD TO:

Committee of Concerned Luby's Shareholders
                          P.O. Box 6983
                        Tyler, Texas 75711
           Fax Nos. (903) 581-4000 or (903) 534-0613

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                        PROXY STATEMENT
                               OF
         THE COMMITTEE OF CONCERNED LUBY'S SHAREHOLDERS
         IN CONNECTION WITH A SHAREHOLDER SOLICITATION
        REGARDING THE ELECTION OF INDEPENDENT DIRECTORS
                AND SHAREHOLDER PROPOSALS AT THE
              2001 ANNUAL MEETING OF SHAREHOLDERS
                        OF LUBY'S, INC.


                                               November __, 2000

     This Proxy Statement and the accompanying BLUE proxy card are being furnished to shareholders of Luby's, Inc. ("Luby's") in connection with the solicitation of proxies by The Committee of Concerned Luby's Shareholders ("Committee") for use at the Annual Meeting of Shareholders of Luby's or at any postponement or rescheduling thereof ("Annual Meeting"). Luby's has indicated that the Annual Meeting will be held on Friday, January 12, 2001, at 9:00 A.M., at the Omni San Antonio Hotel, 9821 Colonnade Boulevard, San Antonio, Texas. The Board of Directors ("BOD") of Luby's has fixed the close of business on November __, 2000 as the record date for determining the shareholders of Luby's entitled to notice of and to vote at the Annual Meeting. Only holders of record of the shares of common stock ("Common Stock") on the record date are entitled to vote
at the Annual Meeting.   Luby's has stated that there were 22,420,375
shares of Common Stock outstanding as of June 30, 2000. The exact number of shares of Common Stock outstanding on the record date is more fully described in Luby's proxy materials. Each share of Common Stock is entitled to one vote on such matters as may properly come before the Annual Meeting.
     Copies of the Proxy Statement and BLUE proxy card are being mailed or furnished on or about November 24, 2000.
     You are urged to sign and date the enclosed BLUE proxy card and return it in the enclosed envelope or fax it to (903) 581-4000 or
(903) 534-0613 whether or not you plan to attend the Annual Meeting.
A shareholder may revoke any proxy (whether such proxy was solicited by the Committee or by Luby's) at any time prior to its use by submitting a duly executed proxy bearing a later date or written revocation, and, in addition, any shareholder who attends the Annual Meeting in person may vote at the Annual Meeting thereby canceling any proxy previously given.
     The Proxy Statement and form of proxy will be delivered to holders of at least the percentage of Common Stock of Luby's required under applicable law to carry the proposals set forth hereinafter.
     YOUR VOTE AT THIS YEAR'S ANNUAL MEETING IS ESPECIALLY IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TO:

         THE COMMITTEE OF CONCERNED LUBY'S SHAREHOLDERS
                         P. O. BOX 6983
                       Tyler, Texas 75711
                         (800) 657-2286
           Fax Nos. (903) 581-4000 or (903) 534-0613
               E-mail: LubysShareholders@att.net

                ELECTION OF DIRECTOR(S) (ITEM 1)

     The Committee believes that its Nominees will be the type of independent, effective Directors that Luby's needs to protect Shareholder interests and increase Shareholder value. Each of the Committee's Nominees has consented to being named in the Proxy Statement and to serve as a Director of Luby's if elected. There is no agreement or understanding between such Nominees and any other person pursuant to which the Nominee was selected as a Nominee of the Committee. The Nominees are:

[X] ELISSE JONES FREEMAN ("Mrs. Freeman") is 57 years old and a Volunteer Professional. Her business address is P. O. Box 1231, Lewisville, Texas 75067. She owns 53,562 shares of Luby's. She has been a Shareholder since 1980. Her father was Henry O. Jones, one of the founders and formerly a Chief Operating Officer and Executive Vice President of Luby's. She has dined at Luby's for almost her entire life.
     Mrs. Freeman earned a Bachelors of Arts degree from Southern Methodist University in 1964. She holds a Secondary Teaching Credential and taught from 1964 to 1968. She held a real estate license in the early 1980s.
     Mrs. Freeman has served as a national/international officer of Alpha Delta Pi Sorority for 18 years. She now serves as the International Vice President of Collegiate Membership for Alpha Delta Pi Sorority. She has served as Vice President on the Grand Council since 1997.
     Mrs. Freeman is married and has three children.

[X] HERBERT LESLIE ("LES") GREENBERG ("Mr. Greenberg")is 57 years old and a semi-retired business litigation attorney, arbitrator, mediator and investor. His business address is P.O. Box 5445, Culver City, CA 90231.
     Mr. Greenberg and Paulette D. Greenberg (formerly Nebrat)("Mrs. Greenberg") own 5,300 shares of Luby's. They first became Shareholders in 1996. Mrs. Greenberg commenced dining at Luby's more than fifty (50) years ago in Corpus Christi, Texas. She graduated from the University of Texas in 1965. Mr. and Mrs. Greenberg have dined at Luby's for about thirty (30) years.
     In the early 1970s, as Director of Compliance of a New York Stock Exchange Member Firm, Mr. Greenberg and his staff audited and enforced legal/regulatory compliance.
     From 1973 until semi-retirement in 1994, Mr. Greenberg was engaged in the practice of law with emphasis upon business litigation. He represented many individuals and corporations before arbitration panels and in various state and federal courts. He has served as an arbitrator on the panel of the National Association of Securities Dealers since 1976. Also, he has served on the panels of arbitrators of the American Arbitration Association, Pacific Stock Exchange and New York Stock Exchange. He has served the Los Angeles Superior/Municipal Courts as an arbitrator, settlement officer (mediator) and Judge Pro Tem.
     From 1976 to 1980, Mr. Greenberg served as an instructor of Real Estate Law and Finance at West Los Angeles Community College. From 1976 to 1996, he was licensed as a Real Estate Broker.
     During April through May 2000, Mr. and Mrs. Greenberg visited many units of Luby's from Arizona to Tennessee and from Texas to Missouri in order to determine the quality of the product/service.

[X] THOMAS C. PALMER ("Palmer") is 52 years old and an investment manager. His business address is P.O. Box 6983, Tyler, Texas 75711.
     Mr. Palmer owns 4,000 shares of Luby's common stock. Mr. Palmer has regularly dined at Luby's in Tyler, Texas since 1980. He has also dined at many other Luby's Units from Texas to Arizona.
     Mr. Palmer has been involved in the investment management profession since 1974. He has been President of Ridglea Investor Services, Inc. of Tyler, Texas since 1979. He achieved his Bachelors and Masters degrees in Business Administration from Texas Christian University ("TCU") where he taught a graduate level course on investments in 1974.
     In addition to the common stock of Luby's, Mr. Palmer and his clients own long-term investments in Brinker International, Tricon Global Restaurants as well as several branded food companies.
     Mr. Palmer has been married, since 1975, to Marjorie
T. Palmer (formerly Thomas)("Mrs. Palmer"), who is also a graduate of TCU. They have three children.

[X]  DAVIS W. SIMPSON ("Mr. Simpson") is 62 years old and retired.
His address is 1318 Twilight Ridge, San Antonio, TX 78230.
     Mr. Simpson has been a shareholder of Luby's since 1965. He owns 6,000 shares.
     Mr. Simpson received his Bachelors in Business Administration degree from the University of Texas in 1963.
     Mr. Simpson was employed by Luby's for 32 years, his last positions being that of Director of Management Training (1973-1985) and Vice President of Managerial Personnel (1985-1995). His duties in the latter position involved recruiting, training and managing placements at Units.
     Mr. Simpson is married and has two children.

[X] WILLIAM P. SNYDER ("Mr. Snyder") is 49 years old and employed in elementary school special education. His address is 9541 Highedge Drive, Dallas, Texas 75238.
     Mr. Snyder presently owns 500 shares of Luby's.
     Mr. Snyder received his Bachelors in Journalism from the University of Texas in 1974.
     Mr. Snyder was employed by Luby's for 24 years. He served as an Area Vice President (1995-2000), Unit Manager (1981-1995), Associate Manager (1979-1981) and Assistant Manager (1976-1979).
     Mr. Snyder is married and has two children.

     Luby's employs a staggered system of electing Directors whereby only a minority of the Director positions are subject to election at the Annual Meeting. At the time the Committee filed this Proxy Statement, the terms of four Directors were expected to expire at the Annual Meeting and at least one Director was expected to resign. However, Luby's has indicated that it has the right to increase or decrease the number of Director positions and, thus, the number of Director positions subject to election at the Annual Meeting. If three Director positions are subject to election, the nominations of Mrs. Freeman and Mr. ___ shall be withdrawn. If four Director positions are subject to election, the nomination of Mrs. Freeman shall be withdrawn.

     Proxies sought hereby cannot be voted for a greater number of persons than the nominees named.
     The Election of Directors is more fully described in the proxy materials of Luby's.


          REASON(S) FOR ELECTING INDEPENDENT DIRECTORS

     The Committee believes, in part, that it is the duty of each member of the BOD to monitor and consult with Management to cause continuing betterment of net profits, quality of product/service, reputation and employee relations at Luby's.
     The following sets forth material concerns of the Committee as to serious errors committed by the BOD, the problems facing Luby's and specific suggested solutions.

     A. Questions of Quality of Management Decisions and Oversight of Management by the BOD

     Unfortunately, Luby's is a somewhat troubled corporation after embarking on a "long-term strategic plan." In the opinion of the Committee, the strength of Luby's has been in its niche market of the cafeteria segment of food service providers; and it is not and should not be expected to be all things to all people.
     Certain problems have become apparent. It is the hope of the Committee that Luby's can return to the ranks of one of the premier food service providers, but, in the opinion of the Committee, it cannot occur without changes to the current BOD of Luby's.

          (1)  Declining Sales, Net Profits and Market Stock Prices

     Prior to October 1997, Luby's was financially very healthy. "'Nobody is building any new cafeterias except us,' Ralph 'Pete' Erben, Luby's president and chief executive officer, told about 350 people attending the company's annual meeting .... Hard economic times and the FIERCELY COMPETITIVE cafeteria market have hurt Luby's COMPETITORS, but will NOT slow Luby's growth, he said." (Emphasis added.) (San Antonio Express-News ["SAEN"], 3/7/92) "'Luby's is a very healthy company,' said David B. Daviss, who was appointed acting chief executive officer by the company's board last Friday. 'We make a lot of money and we generate a lot of cash IN A VERY COMPETITIVE INDUSTRY.'" (Emphasis added.) (SAEN, 5/15/97)
     Since October 1997, the market capitalization of Luby's has declined approximately $1/3 billion. Net profits have declined substantially. Sales have declined. Dividends have been cut. Units have been eliminated.

          (2)  Choice of CEO by BOD

     In or about October 1997, the BOD hired Mr. Barry J.C. Parker ("Parker") as President and CEO of Luby's for a term of three (3) years. Mr. Parker's background included absolutely NO employment experience in the food service industry. Mr. Parker had been employed as a member of the Executive Committee, Chairman of the Board, President and CEO of County Seat Stores, Inc. ("County Seat") from 1989 to June 1996. In October 1996, County Seat filed a petition for bankruptcy.
     County Seat did an analysis of the events which lead to its filing for bankruptcy protection. "During the period from 1992 to 1994, the Company expanded from 605 stores, ... and an EBITDA margin of 9.3%, to 701 stores, ... and an EBITDA margin of 8.2%. However, by 1995 the Company's EBITDA margin declined to 5.6% primarily due, in the Company's view, to the following: (i) the Company, in an attempt to further its expansion strategy, opened stores without sufficient regard to the profitability of each location; (ii) in response to increased price competition ..., the Company unsuccessfully expanded its offering of branded apparel ...; (iii) the Company failed to competitively source merchandise ...; and (iv) apparel retailers generally experienced weak sales. By 1996, ... the Company was unable to meet scheduled interest payment obligations .... As a result of the foregoing, in October 1996, the Company filed a petition ... for reorganization relief ... with the United States Bankruptcy Court
 ...."  (County Seat, SEC Form S-1/A, 6/1/98)  In the Committee's
opinion, Mr. Parker should have been able to exercise some control over Items (i)-(iii), inclusive, and, as to Item (iv), many other apparel retailers survived that "weak sales" period.
     "Parker had said in a late August interview that his three-year contract, which will expire at the end of the month, had been extended by the board of directors, ..." (SAEN, 9/26/00)
     The Luby's Press Release dated September 25, 2000, states, "Barry J.C. Parker has tendered his resignation ... subject to finalizing a separation agreement." "Some former managers, who had said in interviews that they were unhappy with Parker's strategy and personal approach, greeted the news of Parker's resignation with glee." (SAEN, 9/25/00)
     In the Committee's opinion, with Luby's facing fierce competition and Mr. Parker having NO prior employment experience in the food service industry and producing questionable results at County Seat, it was an obvious mistake of the BOD to hire Mr. Parker. Further, after witnessing the financial/operational results of the prior three (3) years, the BOD's decision to extend Mr. Parker's employment is incomprehensible and inexcusable.

          (3)  "Made-From-Scratch" to Outsourced Food

     "RECIPE For SUCCESS --- Take liberal quantities of: Luby's Fresh Foods and Variety." (The Luby's Story --- Good food from good people by Steve Barnhill, 1988) "Luby and Johnston ... built ... the Luby's Cafeterias of the future. It was a huge success because - then as now
- Luby's Cafeterias provided greater value than the competition. From the very start, Luby and Johnston made the commitment to good service and good food MADE FROM HIGH-QUALITY FRESH INGREDIENTS, attractively presented, and served generously at a reasonable price." (Emphasis added.) (Luby's Cafeteria --- Good food from good people, 50th Anniversary Recipe Collection, 1996)
    "'Luby's built up its reputation by making food from scratch,' said food services coordinator Janet Duckham." (SAEN, 5/10/95) "Close your eyes and imagine a dining experience that includes dozens of your favorite foods - all of which have been prepared from scratch. Mmmm.
 ...  So is it just a dining fantasy?  No, it's any day in the food line at one of Luby's 224 cafeterias ...." (SAEN, 7/18/97)
     Mr. Parker felt that he had a mandate to change everything at Luby's. "'Now, for the first time, we're questioning everything,' he said. 'That's the reason I'm here.'" (SAEN, 1/9/98)
     Mr. Parker conceived and implemented a "long-term strategic plan." "'This is the first time that the company has developed a long-term strategic plan,' company spokeswoman Karen Sparks said. The plan - 10 months in the making - has six key initiatives, including four that the company is setting in motion this week, she said." (SAEN, 6/25/98) "'This past year was a real transition for Luby's,'
Barry J.C. Parker ... said Friday at the company's annual meeting ....
Parker said he believes Luby's accomplished 'a great deal' by implementing a new strategic plan." (SAEN, 1/9/99)
     Under a "long-term strategic plan" conceived and implemented by Mr. Parker, Luby's switched from its food preparation process of "made-from-scratch" to the use of outsourced food. The public detected a change in the quality of the food at Luby's. "If you think homemade food is a thing of the past, you just may be right. But at Luby's? We noticed some subtle changes at the popular San Antonio-based cafeteria chain, WHICH BUILT ITS REPUTATION ON such homemade (as in MADE FROM SCRATCH) specialties as ....  You can still find these items ... at the cafeteria chain, of course. ... IT'S JUST
THAT SOME OF THE OLD FAVORITES DON'T TASTE AS, WELL, HOMEMADE AS THEY USED TO." (Emphasis added.) (SAEN, 9/17/99)
     The Committee finds it absolutely inconceivable and indefensible that a business whose reputation is based upon "made-from-scratch" would change from "made-from-scratch" and that the BOD would allow it to occur.

          (4)  Reduced Compensation of Unit Management

     "RECIPE For SUCCESS --- .... Add large portions of: Luby's
Organization and Entrepreneurship ...." (The Luby's Story --- Good
food from good people, 1988)
     Luby's used to pride itself on the entrepreneurial spirit of its Unit Managers. The "60/40" compensation plan, i.e., division of Unit net profits whereby 60% went to Luby's and 40% to be divided by Unit Management, was well known before the arrival of Mr. Parker.
     In 1997, John B. Lahourcade, then Chairman of the Board and a former CEO of Luby's stated, "A key ingredient of our profitability and success is the experience of our managers. ... With our incentive compensation system, our managers have always been our 'partners,' and we will strive to provide them with the greatest opportunity for success." (Letter to Our Shareholders, 6/12/97)
     In 1998, the compensation plan was adjusted on three (3) occasions with the result that the former "60/40" compensation plan no longer exists and that Unit Manager compensation was substantially reduced.
     It is the Committee's opinion that a reduction in the Unit Manager compensation has caused the decline of the entrepreneurial spirit which had made Luby's into the premier cafeteria business.
The Committee advocates a return to an effective incentive compensation program at the Unit level.

         (5) Questionable Market Testing of "Bundled Meals"

     The Committee believes in the general concept of "change"; however, it should only be done after adequate testing and the demonstration of positive financial results. The Committee believes that Luby's, during the past three (3) years, has implemented significant changes and significant financial performance declines have followed. The roll out of the "new marketing strategy" associated with "bundled meals" was one of those significant changes.
     The Luby's News Release dated May 23, 2000 states, "Parker ... today announced a new strategy designed to increase same-store sales.
The program focuses on new bundled meals .... Parker added, 'Based on customer feedback, we are optimistic about the ability of this new strategy to drive sales. ... Luby's WILL roll out the new program in almost 60 restaurants initially, ...." (Emphasis added.)  In The
Luby's Letter to Our Shareholders dated June 12, 2000, Mr. Parker stated, "The new program WILL BE rolled out to approximately 70 restaurants by the end of June, ..." (Emphasis added.) The Luby's News Release dated July 21, 2000 states, "Parker added, ... By the end of July, we will have COMPLETED the roll out of our new bundled meal offerings to ALL of our major markets.' ... The San Antonio company operates 231 Luby's restaurants ..." (Emphasis added.) The Luby's News Release dated August 18, 2000 states, "During July the company AGGRESSIVELY rolled out the new marketing strategy to all major markets, ....  It is, however, early in the new campaign, and the ultimate financial impact is still UNCERTAIN. According to Parker, 'Most of our markets have had this offering for just a few weeks. ...'" (Emphasis added.)
     One can reasonably argue that Mr. Parker did, at the least, cause insufficient testing of the "new marketing strategy" before implementing an aggressive system-wide roll out of the new program. The decision for the aggressive roll out to all major markets was made approximately 21 days after a roll out to 60 Units was completed. Also, the financial impact was best described as "uncertain" at the time the ultimate roll out decision had been made.
     The Committee believes that the BOD should implement measures to ensure that there is adequate testing of proposed future changes and that major changes are not implemented when the chance of success can only be described as "uncertain."

          (6)  Management and Vendor Turnover

     "Some store managers of the San Antonio-based cafeteria chain have left the company in the past several years following changes imposed by senior management." (SAEN, 9/21/00) The past Annual Reports to Shareholders have identified Area Vice Presidents of Luby's. Since the August 31, 1997, many are no longer employed by Luby's.
     Ending a twenty (20) year relationship between Luby's and its former advertising agency, the advertising agency cited "fundamental concerns about the turmoil within the company" and "operational issues which marketing cannot solve." (SAEN, 5/24/00)
     The Committee advocates effective/impartial exit-interviews of former management employees and/or inquiries of former long time vendors to learn the cause(s) of the separations so that appropriate remedies may be implemented.

          (7)  Legal Fees

     Luby's has paid legal fees to the law firm of Cauthorn Hale Hornberger Fuller Sheehan & Becker ("Cauthorn Firm"), of which James
R. Hale, former Secretary of Luby's, was/is a member. The legal fees were as follows: 1999 ($475,000), 1998 ($416,000), 1997 ($584,000),
1996 ($563,000), 1995 ($439,000).
     The Committee asks whether the legal services were necessary. By the nature of its business, Luby's should not be engaged in other than mundane legal matters. "Slip, trip and fall" matters are probably handled by attorneys paid through insurance coverage. Contractual matters should be so routine that they can be handled with a word processor and an attorney review of changes from previously used forms. However, for five (5) years, Luby's paid legal fees to the Cauthorn firm which averaged $41,284 per month.
     Certain questions arise. What additional amount of legal fees, if any, is Luby's paying to other law firms? When was the last time, if ever, the BOD caused an independent legal fee audit to be conducted as to the reasonableness and necessity of those fees? When was the last time, if ever, the BOD required competitive bidding from law firms which might seek business from Luby's?
     Luby's has failed and, thus, refused to respond to inquiries and suggestions concerning the aforesaid legal fees. On March 24, 2000, Mr. Greenberg wrote to Mr. David B. Daviss ("Daviss"), Chairman of the Board, asking: (1) if and when Luby's last conducted an audit of the aforesaid legal fees; and, (2) when Luby's last "shopped the market" with respect the cost of legal services being provided. On March 27, 2000, Mr. Daviss forwarded a non-responsive reply. On March 31, 2000, Mr. Greenberg forwarded the aforesaid correspondence to the General Counsel of Luby's stating, "I want to bring the matter of what appears to be exorbitant legal costs directly to your attention." The General Counsel did not respond. On June 1, 2000, Mr. Greenberg wrote to the General Counsel stating, "Approximately two months ago, I wrote to you with respect to what I considered exorbitant legal (sic) corporate legal fees incurred by Luby's and suggested means by which those fees could be reduced." Again, the General Counsel did not respond.
     Other very serious questions are raised. What are the underlying problems which are causing the expenditure of such amounts of legal fees? What has the BOD done, if anything, to reduce and/or eliminate the underlying causes of the expenditures?
     The Nominees, if elected to the BOD, are committed to learn the answers to the aforesaid questions and, if appropriate, advocate remedial relief.

     B.   Conflict of Interests at the Highest Level

     A conflict of interest occurs when one is required to be loyal to two masters at the same time where the interests of the masters oppose one another. An officer and/or employee of Luby's owes Luby's a duty of undivided loyalty. However, there are situations at the highest levels of Luby's where conflicts have been allowed to occur.

          (1)  Legal Fees

     It was the duty of the former Corporate Secretary of Luby's to render unbiased legal advice to the BOD as to how to deal with Management, but Management was paying his law firm, on average, more than $40,000 per month. (One should note that, under federal securities law, Luby's is no longer required to disclose to Shareholders any legal fees paid to the Cauthorn Firm as the former Secretary resigned, but that does not mean that the payments have ceased.)
     The Nominees, if elected to the BOD, are committed to investigate whether the legal fees were reasonable and necessary, and, if not, advocate that Luby's seek appropriate remedial relief.

          (2)  Consulting Fees

     Since at least 1996, Luby's has employed a Director (former officer of Luby's) as a "consultant" and paid that Director $7,083 per month. His original contract is to expire in 2001. Prior to January 1998, another Director and previous officer of Luby's received "consulting fees" of $10,417 per month.
     Such arrangements constitute conflicts of interest. A Director owes a fiduciary duty to the Shareholders to supervise Management to determine whether Management has properly performed its functions. On the other hand, a "consultant" who is receiving funds from Management is obligated to Management. The situation jeopardizes the effectiveness of both Management and the Director to the detriment of the Shareholders.
     The Committee believes that Directors should never receive compensation from Luby's in other than their capacity as a Director. It is fundamental that Directors should have undivided loyalty to the Shareholders.

          (3)  Management Bonus Compensation

     The Committee believes that Management should be fairly compensated and awarded bonus compensation only when it produces results which exceed the prior year's performance and meet or exceed objective criteria specified by the BOD. See, Proposals, Restriction on Cash Bonus Plan Proposal, below.
      As stated in the Luby's Bonus Incentive Plan for Fiscal Year 2000, Mr. Parker established his own goals and the BOD agreed. "[A]t the recommendation of the Chief Executive Officer, the Compensation Committee of the BOD has approved certain Strategic Objectives and a threshold earnings goal for the Company for fiscal 2000." The phrase, "Strategic Objectives," is so vague that one cannot determine whether the BOD had any objective basis to distribute Shareholders' money. Part of the potential bonus "will be based on performance versus the strategic objectives as determined by the CEO and approved by the Compensation Committee of the BOD." "[M]anagement of the Company shall review the job performance of each Participant ..." In other words, under the Plan, Mr. Parker, who was a potential recipient of funds, was authorized by the BOD to establish performance targets and evaluate his own performance.
     Under the Cash Bonus Plans, Mr. Parker received $93,500 (1999) and $132,000 (1998) while other participants in the Plan have received much lesser amounts. At the same time, Mr. Parker and the BOD implemented a series of compensation reductions for Unit Managers.

     C.   Possible Corporate Waste

          (1)  Architectural Design Fees

     It is the concern of the Committee that Luby's may have been charged and recharged for substantially the same design work. As of June 4, 2000, according to the Press Releases posted on the Luby's Internet web-site, there had been thirteen (13) new openings with an additional 96,968 square feet of facilities with 2,724 more seats.
The new Units, large and small, are very similar in design. However, Luby's employed four (4) different architectural firms to design the five (5) Community sized facilities and employed four (4) different architectural firms to design the eight (8) full sized Units. A total of five (5) different architectural firms were involved. The Units at Dallas (3/24/00) and San Antonio (3/16/00) were each described as 8,000 square feet, 262 seats and 70 employees. However, Luby's employed two (2) different architectural firms to design those locations.
     The Nominees, if elected to the BOD, are committed to advocate the implementation of measures to ensure the elimination of duplication of expenses.

          (2)  CEO Base Salary Increases

     In substance, the BOD donated extra compensation to Mr. Parker. On September 15, 1997, Luby's and Mr. Parker entered into an Employment Agreement whereby he agreed to perform services and Luby's agreed to pay him a "minimum base salary of $360,000 per year." On January 8, 1999, Luby's and Mr. Parker entered into an amendment to the Employment Agreement which states, "Pursuant to the authorization by the BOD ... to increase your minimum base salary to $390,000 per year." Mr. Parker did not incur any additional obligation. On October 15, 1999, Luby's and Mr. Parker enter into another amendment to the Employment Agreement which states, "Pursuant to authorization by the BOD ... to increase your minimum base salary to $405,000 per year." Mr. Parker did not incur any additional obligation.
     The Nominees, if elected to the BOD, are committed to investigate whether the compensation increases occurred without legal "consideration," and, if so, would advocate appropriate remedial relief.

     D.   Potential to Stifle Dissent on the BOD

     It is the Committee's opinion that the Corporate Governance Guidelines of Luby's ("Guidelines") has the potential to stifle Director dissent. The CEO and the Chairman of the Board, in effect, controlled the issues upon which the Directors might deliberate. Item No. 18 of the Guidelines stated, "Board Agenda. The CEO in conjunction with the COB ... will establish and publish an agenda for each meeting of the Board. Board members may suggest items for inclusion on the agenda and, SUBJECT TO the authority of the COB AND the will of the majority, may raise for discussion at any Board meeting subjects not on the agenda." (Emphasis added.) No member of the BOD has been assured the unfettered right to place any item for discussion on the agenda.
     Pursuant to the powers contained in the Guidelines, the Chairman of the Board could stifle internal dissent and, thus, arguably, violate a fiduciary duty to Shareholders. For all practical purposes, Mr. Parker and the Chairman of the Board controlled the agenda. In substance, if the Chairman of the Board did not want an item discussed, pursuant to the power conferred in the Guidelines, it would not have been discussed.
     The Committee believes that the Guidelines should be amended to assure each Director an unfettered right to cause subjects he/she wishes discussed to be placed upon the BOD meeting agenda and discussed. See, Proposals, Corporate Guideline Meeting Agenda Proposal, below.

     E.   Nominees' Specific Proposed Remedies

     The following, not in order of significance, is a list of some ideas which the Nominees would advocate in an attempt to improve product/service, reputation, employee relations and profits at Luby's. They would:
     (1) encourage the free flow of information among employees, former employees, Shareholders, customers and fellow Directors as to concerns about Luby's, including, but not limited to a customer cost-free hotline to obtain and utilize customer opinions and suggestions and impartial exit interviews of former employees and long-term vendors.
     (2) solicit proposals (with specific reasoning) from Unit Managers as to means to change Luby's for the better. (The Nominees anticipate that suggestions will deal with issues related to "made-from-scratch " and revival of a system of Unit Manager incentive compensation.)
     (3) at BOD meetings, advocate the implementation of promising proposals obtained from Unit Managers and others.
     (4) require Management to conduct adequate tests before implementing strategic roll outs to ensure that profits are likely to derive from changes, require Management to provide detailed information as to the results of changes and, if the results are not satisfactory, advocate a cessation of the respective changes.
     (5) investigate, through individual efforts and/or through use of personnel of Luby's, conflicts of interest and spending for legal fees, architectural fees, consultants and other matters, to ferret out underlying problems and/or waste.
     (6) encourage accountability of Management by advocating compensation based upon production of positive financial results.
     (7)  advocate Director active participation and accountability.

     The Committee believes that, through implementing such proposed remedies, operating profits would increase and, hopefully, stock price appreciation would follow. However, no assurance can be given by the Committee that its Nominees, if elected, will be successful in achieving those results.

                     ADDITIONAL INFORMATION

     The Committee has prepared portions of this Proxy Statement based upon publicly available information on Luby's and assumes no responsibility for the accuracy or completeness of any such information contained herein. Consent of the respective authors has not been obtained to use their publication(s) as proxy solicitation materials.
     The Committee has also prepared this Proxy Statement without the benefit of reviewing the proxy statement of Luby's. As of the date of this Proxy Statement, Luby's has not filed its proxy statement to be employed in conjunction with the Annual Meeting.
     The information concerning the Nominees has been furnished by the respective Nominees.

                            CONCLUSION

     In the Committee's opinion, the above described history does NOT suggest that Luby's is a well-managed company whose affairs are overseen by a capable BOD. The Committee believes that the current problems justify the step of electing independent Directors. Luby's needs Directors who can be relied upon to exercise the sort of effective oversight that is required to adequately protect the interests of the Shareholders.
     Shareholders need independent members on the BOD who, as Shareholders' advocates, will ask and demand answers to the "tough questions" and are willing to make independent inquiries.
     Allow Mrs. Freeman and Messrs. Greenberg, Palmer, Simpson and Snyder to be your advocates as independent members of the BOD. (Mrs. Freeman is only to serve if five Director positions are subject to election at the Annual Meeting. Mr. ___ is only to serve if four or five Director positions are subject to election at the Annual Meeting.) Vote your proxy for these candidates.

                            PROPOSALS

     A.   DECLASSIFIED BOARD PROPOSAL (ITEM 2)

     The Shareholder Proposal, by Mr. Greenberg, is as follows:
     "RESOLVED, the Shareholders of Luby's, Inc. request that the Board of Directors take the necessary steps to declassify the elections of Directors by providing that at future Board elections new Directors be elected annually and not by classes as is now provided. The declassification shall be phased in so that it does not affect the unexpired terms of Directors previously elected."

     Information on this subject appears in the proxy materials of Luby's. You are urged to vote IN FAVOR of the proposal.

     B.   RESTRICTION ON CASH INCENTIVE BONUS PLAN PROPOSAL (ITEM 3)

     The Shareholder Proposal, by Mrs. Greenberg, is as follows:
     "RESOLVED, the Shareholders of Luby's, Inc. request that the Board of Directors take the necessary steps to cause conditions to be added to the terms of Cash Investment (sic) Bonus Plans so that no bonus payment will be paid to the Chief Executive Officer from those plans for a fiscal year if either
     (1) the Earnings Per Share; or, (2) the Total Sales; or, (3) the year-end market price of common stock of Luby's, Inc. do/does not exceed those respective amounts of the prior fiscal year."

     Information on this subject appears in the proxy materials of Luby's. You are urged to vote IN FAVOR of the proposal.

     C.   CORPORATE GUIDELINE MEETING AGENDA PROPOSAL (ITEM 4)

     The Shareholder Proposal is as follows:
     "RESOLVED, the Shareholders of Luby's, Inc. request that the Board of Directors take the necessary steps to allow each member of the Board of Directors an unfettered right to establish items for inclusion on the agenda for each meeting of the Board of Directors."

     Information on this subject appears in the proxy materials of Luby's. You are urged to vote IN FAVOR of this proposal.

     D.   REMOVAL OF ANTI-TAKEOVER DEFENSES PROPOSAL (ITEM 5)

     The Shareholder Proposal is as follows:
     "RESOLVED, the Shareholders of Luby's, Inc. request that the Board of Directors take the necessary steps to remove all anti-takeover provisions."

     Information on this subject appears in the Proxy Materials of Luby's. You are urged to vote IN FAVOR of this proposal.

              INFORMATION CONCERNING THE COMMITTEE

     The Committee is composed of: L.L. Davis, a semi-retired businessman, whose address is 4 Greyfriars Lane, San Antonio, Texas 78257 and who owns 100,000 shares of Luby's common stock; Mr. Greenberg; Tommy H. Griggs, is a retired former 39-year employed of Luby's where his last position was that of Director and Senior Vice President - Management Personnel, whose address is 15 Westelm Circle, San Antonio, Texas 78257 and who owns 300,000 shares of Luby's common stock; Mr. Palmer; Mr. Simpson; and Mr. Snyder. They may be deemed participants in this solicitation, and they collectively hold approximately 1.85% of the Common Stock of Luby's.

                       VOTING PROCEDURES

     The proxy statement and proxy card of Luby's include the Shareholder Proposals, but NOT the names of Mrs. Freeman and Messrs. Greenberg, Palmer, Simpson and Snyder, our nominees for Director.
     Even if you have already returned a proxy to Luby's by using the proxy card of Luby's, you still can cast your vote for our Nominees, or any of them, and for the Shareholder Proposals, or any of them, by returning the enclosed BLUE proxy card. (See the discussion of "Revocation Rights," below.)
     The presence, in person or by proxy, of the holders of shares of Common Stock entitled to cast a majority of the votes entitled to be cast at the Annual Meeting is required to constitute a quorum for the transaction of business at the Annual Meeting. Under applicable Delaware law, abstentions and broker non-votes (i.e., shares held in street name as to which the broker, bank or other nominee has no discretionary power to vote on a particular matter, has received no instructions from the persons entitled to vote such shares and has appropriately advised the Company that it lacks voting authority) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A plurality of the votes present, in person or by proxy, is necessary for the election of directors. With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld or broker non-votes will be excluded entirely from the vote and will have no effect on the outcome. Abstentions may not be specified in the election of directors. A stockholder may, with respect to each other matter specified in the notice of the meeting (i) vote "FOR," (ii) vote "AGAINST" or (iii) "ABSTAIN" from voting. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the annual meeting is required for approval of the other matters presented. Shares represented by proxies that are marked "ABSTAIN" on such matters and proxies relating to broker non-votes will be counted as shares present for purposes of determining the presence of a quorum. Such shares, however, will not be treated as shares voting and therefore will not affect the outcome of the vote on matters. The Shareholder Proposals are advisory in nature and cannot be implemented without approval of the BOD.
     The accompanying BLUE proxy card will be voted at the Annual Meeting in accordance with your instructions on the card. You may vote FOR the election of Mrs. Freeman and Messrs. Greenberg, Palmer, Simpson or Snyder or all of them as Directors, or you may withhold authority to vote for the election of any or all of them by marking the proper box or boxes on the BLUE proxy card. It will not be possible to vote on the election of any nominee of Luby's, who has been nominated by its BOD to serve as a Director, by using the BLUE proxy card. As required by SEC Regulation 240.14a-4(d)(iv), the Committee hereby states that there is no assurance that the Luby's nominees will serve if elected with any of our nominees. However, we have no reason to believe that they will not serve.
     Unless otherwise directed on the enclosed BLUE proxy card, as more fully described below, the Committee will vote FOR Mrs. Freeman, FOR Mr. Greenberg, FOR Mr. Palmer, FOR Mr. Simpson and FOR Mr. Snyder to serve as the Directors (Item 1) (with Mrs. Freeman only to serve if five Director positions are subject to election at the Annual Meeting and Mr. ___ only to serve if four or five Director positions are subject to election at the Annual Meeting); will also vote FOR the Declassified Board Proposal (Item 2), FOR Restriction on Cash Incentive Bonus Plan Proposal (Item 3), FOR Corporate Guideline Meeting Agenda Proposal(Item 4), and FOR Removal of Anti-Takeover Defenses Proposal(Item 5) described herein. We will vote against any and all proposals of Luby's to enhance the compensation of its senior officers and/or Directors.
     IF NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE SHARES REPRESENTED BY THE BLUE PROXY CARD FOR THE ELECTION OF MRS. FREEMAN AND MESSRS. GREENBERG, PALMER, SIMPSON AND SNYDER AS DIRECTORS (ITEM 1) (with Mrs. Freeman only to serve if five Director positions are subject to election at the Annual Meeting and Mr. ___ only to serve if four or five Director positions are subject to election at the Annual Meeting), AS WELL AS FOR THE DECLASSIFIED BOARD PROPOSAL (ITEM 2), FOR RESTRICTION ON CASH BONUS INCENTIVE PROPOSAL(ITEM 3), FOR CHANGE OF CORPORATE GUIDELINES MEETING AGENDA PROPOSAL (ITEM 4) AND FOR REMOVAL OF ANTI-TAKEOVER DEFENSES PROPOSAL (ITEM 5), PROVIDED THAT YOU HAVE SIGNED AND DATED THE PROXY CARD.

                        REVOCATION RIGHTS

     You may revoke a proxy vote any time before the tally by: (1) executing a later proxy card; (2) appearing at the meeting to vote; or, (3) delivering to the proxy holder or the Secretary of Luby's written notice of revocation prior to the date of the Annual Meeting. The Secretary of Luby's is Ms. Karen Hess, and the offices of Luby's are located at 2211 Northeast Loop 410, San Antonio, Texas 78217-4673, telephone (210) 654-9000.
     The Committee will keep the content of all proxy cards it receives confidential from everyone except those working directly with it and its staff until the Annual Meeting, at which time the proxy cards must be presented to the inspectors of election in order to be counted.

                           SOLICITATION

     The persons who may be considered participants in this solicitation are: Mr. L.L. Davis; Mrs. Freeman; Mr. and Mrs. Greenberg; Mr. Tommy H. Griggs; Mr. and Mrs. Palmer; Mr. Simpson; and Mr. Snyder.
     None of the persons who may be considered "participants" has any arrangement or understanding with any person with respect to (1) any future employment with Luby's or (2) any future transaction to which Luby's or any of its affiliates may be a party. To the best of the knowledge of the participants, none has been, within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of Luby's.
     The participants intend to vote their shares of Common Stock in accordance with the recommendations as to Director nominees of the Committee as set forth herein.
     Proxies will be sought by mail, courier service, advertising, telecopier, Internet, telephone and/or personal interview. The Committee may request that brokers, nominees, fiduciaries and other custodians forward soliciting material to the beneficial owners of shares and reimburse those intermediaries for their expenses. The Committee and the aforesaid participants will bear the costs of this solicitation. Although no precise estimate can be made at the present time, those costs are expected to be approximately $15,000 and to date the Committee has expended approximately $1,200. The Committee and the aforesaid participants will seek reimbursement from Luby's for the costs of the solicitation. Such issue will not be submitted to a vote of the Shareholders.

    RECORD DATE/SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE
      OFFICERS/EXECUTIVE COMPENSATION/ELECTION OF DIRECTORS

     Information on these subjects appears in the proxy materials of Luby's.

              SHAREHOLDER PROPOSALS FOR 2002 MEETING

     Proposals that shareholders intend to present at the 2002 annual meeting of stockholders (other than those submitted for inclusion in proxy materials of Luby's pursuant to Rule 14a-8 of the Proxy Rules of the Securities and Exchange Commission) must be received in writing by Luby's no earlier than ___ 2001, and no later than October ___ 2001 to be presented at the meeting. Proposals from shareholders owning over $2,000 in stock for more than one year that are submitted under Rule 14a-8 for inclusion in the proxy materials of Luby's must be received in writing by Luby's no later than August ___ 2001. Any such stockholder proposals must be sent to the Secretary of Luby's at its executive offices at 2211 Northeast Loop 410, San Antonio, Texas 78217-4673.

     PLEASE VOTE FOR MRS. FREEMAN AND MESSRS. GREENBERG, PALMER, SIMPSON AND SNYDER, AND IN FAVOR OF ALL SHAREHOLDER PROPOSALS. (Mr. ____ and Mrs. Freeman are only to serve if five Director positions are subject to election at the Annual Meeting. Mr. ___ is only to serve if four Director positions are subject to election at the Annual Meeting.)

Sincerely,

THE COMMITTEE OF CONCERNED LUBY'S SHAREHOLDERS

By: /s/ HERBERT LESLIE ("LES")GREENBERG
        HERBERT LESLIE ("LES")GREENBERG



                    === PRELIMINARY COPY ===

                       (BLUE PROXY CARD)

                             PROXY
                          LUBY'S, INC.
              2001 ANNUAL MEETING OF SHAREHOLDERS


                   THIS PROXY IS SOLICITED BY
         THE COMMITTEE OF CONCERNED LUBY'S SHAREHOLDERS
                FOR USE AT THE ANNUAL MEETING OF
          SHAREHOLDERS TO BE HELD ON JANUARY 12, 2001
                AND AT ANY ADJOURNMENT THEREOF.

By signing this proxy, you revoke all prior proxies and appoint Herbert Leslie ("Les") Greenberg, Paulette D. Greenberg and Thomas C. Palmer, and each of them, as Proxies, each with full power of substitution, to vote, as designated on the reverse side and below, at the Annual Meeting of Shareholders of Luby's, Inc. to be held on January 12, 2001, and at any adjournment thereof, all shares of the Common Stock of Luby's, Inc. registered in your name at the close of business on November __, 2000.

This proxy when properly executed will be voted as specified on the reverse side, but, if no direction is given, this proxy will be voted FOR Elisse Jones Freeman, Herbert Leslie ("Les") Greenberg, Thomas C. Palmer, Davis W. Simpson and William P. Snyder (with Mrs. Freeman only to serve if five Director positions are subject to election at the Annual Meeting and Mr. ___ only to serve if four or five Director positions are subject to election at the Annual Meeting), on FOR Item 2, FOR Item 3, FOR Item 4, and FOR Item 5. Notwithstanding the foregoing, if this proxy is to be voted for any nominee and such nominee is unwilling or unable to serve, this proxy will be voted for a substitute in the discretion of the Proxies. The Proxies are authorized to vote in their discretion upon such other matters as may properly come before the Annual Meeting or any adjournment, postponement or rescheduling thereof. Securities and Exchange Commission Regulation 240.14a-4(d)(iv) requires the following statement on this card: There is no assurance that the registrant's nominees will serve if elected with any of the soliciting party's nominees.
          (See reverse side for voting instructions.)

         THE COMMITTEE OF CONCERNED LUBY'S SHAREHOLDERS
                         P. O. Box 6983
                       Tyler, Texas 75711
                         (800) 657-2286
           Fax Nos. (903) 581-4000 or (903) 534-0613
               E-mail: LubysShareholders@att.net

                       (BLUE PROXY CARD)

The Committee of Concerned Luby's Shareholders recommends a vote FOR Elisse Jones Freeman, Herbert Leslie ("Les") Greenberg, Thomas C. Palmer, Davis W. Simpson and William P. Snyder on Item 1, FOR Item 2, FOR Item 3, FOR Item 4 and FOR Item 5. (Mr. ____ and Mrs. Freeman only to serve if five Director positions are subject to election at the Annual Meeting. Mr. ___ only to serve if four Director positions are subject to election at the Annual Meeting.)

1.   Election of Directors:

     Elisse Jones Freeman
     [ ] FOR      [ ] AGAINST      [ ] WITHHELD
     Herbert Leslie ("Les") Greenberg
     [ ] FOR      [ ] AGAINST      [ ] WITHHELD
     Thomas C. Palmer
     [ ] FOR      [ ] AGAINST      [ ] WITHHELD
     Davis W. Simpson
     [ ] FOR      [ ] AGAINST      [ ] WITHHELD
     William P. Snyder
     [ ] FOR      [ ] AGAINST      [ ] WITHHELD

2.   Shareholder proposal to amend By-Laws to eliminate staggered terms of office for and conduct annual elections all members of the Board of Directors.
     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

3. Shareholder proposal to withhold executive officer cash bonuses unless financial status of Luby's improves from year to year.
     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

4.   Shareholder proposal to amend Corporate Guidelines so that each Director has the right to place items for discussion on agenda at meetings of the Board of Directors without
     permission of Chairman of the Board.
     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

5.   Shareholder proposal to remove all anti-takeover defenses.
     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Elisse Jones Freeman, Herbert Leslie ("Les")Greenberg, Thomas C. Palmer, Davis W. Simpson and William P. Snyder (Item 1), and FOR Shareholder Proposals 2, 3, 4 and 5.

The undersigned revokes any prior proxies to vote the shares covered by this Proxy.

     DATED: ______, 200_

_____________________________       _______________________________
(PLEASE PRINT YOUR NAME)            (PLEASE PRINT YOUR NAME)

_____________________________       _______________________________
Signatures                          (Signature, if held jointly)
                                    _______________________________
                                    Title
Jointly owned shares will be voted as directed if one owner signs unless another owner instructs to the contrary, in which case the shares will not be voted. Trustees, administrators, etc., should include title and authority. Corporations and Partnerships should provide the full name of the entity and title of authorized person signing the proxy.

To vote in accordance with the recommendations of The Committee of Concerned Luby's Shareholders, just sign and date this proxy. No boxes need be checked.